UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2021

Portman Ridge Finance Corporation

(Exact name of registrant as specified in its charter)

Delaware	814-00735	20-5951150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Madison Avenue, 23rd Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (212) 891-2880

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PTMN	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 23, 2021, Portman Ridge Finance Corporation (the “Company”) filed a Certificate of Amendment (the “Reverse Stock Split Certificate of Amendment”) to the Company’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware to effect a 1-for-10 reverse stock split of the issued and outstanding (or held in treasury) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock” and such transaction, the “Reverse Stock Split”). The Reverse Stock Split became effective as of 12:01 a.m. (Eastern Time) on August 26, 2021.

As previously reported, on June 7, 2021, the Company held its annual meeting of stockholders (the “Annual Meeting”), at which the Company’s stockholders approved a grant of discretionary authority to the Company’s Board of Directors (the “Board”) to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Common Stock within the range of 1-for-5 to 1-for-15, the exact ratio, if any, to be determined by the Board at a later date. On August 4, 2021, the Board approved the implementation of the Reverse Stock Split at a ratio of 1-for-10 (the “Reverse Stock Split Ratio”).

As a result of the Reverse Stock Split, every ten shares of issued and outstanding Common Stock were automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. No fractional shares were issued as a result of the Reverse Stock Split. Instead, any stockholder who would have been entitled to receive a fractional share as a result of the Reverse Stock Split will receive cash payments in lieu of such fractional shares (without interest and subject to backup withholding and applicable withholding taxes). Following the Reverse Stock Split, there are approximately 9.12 million shares of Common Stock issued and outstanding, subject to adjustment for the treatment of fractional shares.

The Company’s transfer agent, American Stock Transfer & Trust Company, LLC, is the exchange agent for the Reverse Stock Split and will correspond with stockholders of record regarding the Reverse Stock Split. Stockholders who hold their shares in book-entry form or in “street name” (through a broker, bank or other holder of record) will not be required to take any action.

The Common Stock will begin trading on a split-adjusted basis on the Nasdaq Global Select Market at the market open on August 26, 2021. The trading symbol for the Common Stock will remain “PTMN.” The new CUSIP number for the Common Stock following the Reverse Stock Split is 73688F201.

At the Annual Meeting, the Company’s stockholders also approved an amendment to the Company’s Certificate of Incorporation to decrease, concurrent with and conditioned upon the effectiveness of the Reverse Stock Split, the number of authorized shares of Common Stock by one half of the Reverse Stock Split Ratio (the “Authorized Shares Decrease”).

On August 23, 2021, the Company filed a Certificate of Amendment for the Authorized Shares Decrease (the “Decrease Shares Certificate of Amendment”) with the Secretary of State of the State of Delaware. The Decrease Shares Certificate of Amendment became effective as of 12:05 a.m. (Eastern Time) on August 26, 2021. Following the effectiveness of the Decrease Shares Certificate of Amendment, the number of authorized shares of Common Stock under the Certificate of Incorporation was reduced from 100 million shares to 20 million shares.

The foregoing description of the Reverse Stock Split and Authorized Shares Decrease does not purport to be complete and is qualified in its entirety by reference to the complete text of the Reverse Stock Split Certificate of Amendment and Decrease Shares Certificate of Amendment, copies of which are filed with this report as Exhibit 3.1 and Exhibit 3.2, respectively, and are incorporated into this report by reference.

Item 7.01	Regulation FD Disclosure.

On August 26, 2021, Portman Ridge Finance Corporation issued a press release, included herewith as Exhibit 99.1, announcing the completion of the Reverse Stock Split.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment to Certificate of Incorporation of Portman Ridge Finance Corporation (the Reverse Stock Split Certificate of Amendment)

3.2	Certificate of Amendment to Certificate of Incorporation of Portman Ridge Finance Corporation (the Decrease Shares Certificate of Amendment)

99.1	Press Release, dated August 26, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTMAN RIDGE FINANCE CORPORATION

By:	/s/ Jason T. Roos
Name:	Jason T. Roos
Title:	Chief Financial Officer

Date: August 26, 2021